LAW OFFICE OF
                                  LANCE N. KERR
                        8833 SUNSET BOULEVARD, SUITE 200
                        WEST HOLLYWOOD, CALIFORNIA 90069
LANCE  N.  KERR
MARTIN  A.  COOPER




January  11,  2001

The  Vermont  Witch  Hazel  Company
4415  Ponca  Ave.
Toluca  Lake,  CA  91602

Re:     Registration  Statement  on  Form  SB-2
        SEC  File  No.  333-42036


Ladies  and  Gentlemen,:

We have examined the Registration Statement on Form SB-2 filed by The Vermont Witch Hazel Company (the "Company") with the Securities and Exchange Commission (the "Commission"), as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 250,000 shares of the Company's Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that, the issuance of the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable under Section 6:21 of Title 11A of the laws of the State of Vermont.

We consent to the use of this Opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment thereto.

Very  truly  yours,

Law  Office  of  Lance  N.  Kerr

/s/  Martin  A.  Ccoper